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                                                                     EXHIBIT 5





August 27, 1996



Anixter International Inc.
Two North Riverside Plaza
Suite 1900
Chicago, Illinois  60606

Anixter Inc.
4711 Golf Road
Skokie, Illinois  60076

Gentlemen:

In my capacity as General Counsel of Anixter International Inc., a Delaware corporation (the "Guarantor"), I have acted as counsel to the Guarantor and its subsidiary, Anixter Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") pertaining to the registration by the Company and the Guarantor of $200,000,000 aggregate principal amount of debt securities to be issued by the Company and unconditionally guaranteed by the Guarantor (the "Securities").

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I deemed necessary for the purposes of this opinion.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies, and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor and the Company, and the due authorization, execution and delivery of all documents by parties thereto other than the Guarantor and the Company.

Based on the foregoing, I am of the opinion that:

        1. The Guarantor and the Company are corporations duly organized and existing under the laws of the State of Delaware.

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Anixter International Inc.
Anixter Inc.
August 27, 1996
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     2.      The Securities have been duly authorized for issuance and when issued in the manner and for the consideration contemplated by the Registration Statement will be legally issued, valid and binding obligations of the Company and the Guarantor enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and subject to the qualification that the granting of equitable remedies is discretionary.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

I render no opinion as to the laws of any jurisdiction other than the internal law of the State of Illinois and the United States of America and the internal corporate law of the State of Delaware.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,


/s/ James E. Knox
James E. Knox
Senior Vice President,
General Counsel and
Secretary